Exhibit 99.1

Comtech Provides Update on Previously Filed Class Action Lawsuits

Melville, New York – November 23, 2010 – Comtech Telecommunications Corp. (the "Company") (NASDAQ: CMTL) announced today that plaintiffs Pompano Beach Police & Firefighters’ Retirement System and James Lawing, by and through Robbins Geller Rudman & Dowd LLP as their counsel, have filed a motion with the United States District Court for the Eastern District of New York to voluntarily dismiss, with prejudice, their July 2009 securities fraud lawsuit filed against Comtech, its Chief Executive Officer and its Chief Financial Officer. The plaintiffs moved to voluntarily dismiss the case after conducting their own investigation and apparently concluding that there was no merit to maintaining the class action lawsuit.

Mr. Kornberg stated, “Although we were disappointed that this lawsuit was filed in the first place, we are pleased that the plaintiffs have apparently agreed with our position that this case was without merit.”

Separately, the Company also announced that it has been dismissed, without prejudice, as a defendant in a putative stockholder class action complaint that was filed by a stockholder of CPI International, Inc. (“CPI”) against CPI, its directors and the Company in connection with the Company’s proposed merger with CPI which was terminated in September 2010. That lawsuit asserted claims alleging, among other things, that each member of CPI’s board of directors breached his fiduciary duties by agreeing to the terms of the proposed merger and by failing to provide stockholders with allegedly material information related to the proposed merger, and that we aided and abetted the breaches of fiduciary duty allegedly committed by the members of CPI’s board of directors. In September 2010, Comtech announced the termination of the merger agreement with CPI, that it received a gross termination fee of $15.0 million from CPI, and Comtech and CPI exchanged mutual general releases related to the terminated transaction.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable, inefficient or too expensive. The Company conducts business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a market leader in the market segments that it serves.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL

Media Contacts:
Michael D. Porcelain, Senior Vice President and Chief Financial Officer
Jerome Kapelus, Senior Vice President, Strategy and Business Development
631-962-7000
info@comtechtel.com

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